[Letterhead of Wachtell, Lipton, Rosen & Katz]

Exhibit 8.2

July 16, 2010

Smith International, Inc.

1310 Rankin Road

Houston, Texas 77073

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Schlumberger N.V. (Schlumberger Limited), a company organized under the laws of the Netherlands Antilles (“Schlumberger”), including the proxy statement of Smith International, Inc., a Delaware corporation (“Smith”), forming a part thereof, relating to the proposed merger of Turnberry Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Schlumberger, with and into Smith.

We have participated in the preparation of the discussion set forth in the section entitled “THE MERGER—Material U.S. Federal Income Tax Consequences—The Merger” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz